Exhibit 99.3
John Nichols Executive Vice President and Chief Risk Officer 202 752 8264 202 752 0911 (fax) john—nichols@fanniemae.com

November 30, 2012

MGIC Indemnity Corporation
Mortgage Guaranty Insurance Corporation
MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202
Attn: Curt Culver

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement dated October 14, 2009 from Federal National Mortgage Association (“Fannie Mae”) to MGIC Indemnity Corporation, a Wisconsin mortgage guaranty insurance company (“MIC”), Mortgage Guaranty Insurance Company (“MGIC”) and MGIC Investment Corporation (“Investment” and together with MIC and MGIC, the “Companies”), as amended by that certain letter agreement dated January 19, 2012 from Fannie Mae to the Companies (the “Approval Letter Agreement”), pursuant to which Fannie Mae granted its conditional approval to MIC to act as a direct issuer of mortgage guaranty insurance policies under the Fannie Mae Qualified Mortgage Insurer Approval Requirements (the “Requirements”) in certain specified states and jurisdictions under certain, limited circumstances. You have requested that Fannie Mae extend its conditional approval of MIC to certain additional states and jurisdictions not covered by the Approval Letter Agreement.

Effective as of the date hereof, and subject to the terms and conditions set forth below and in the Approval Letter Agreement, Fannie Mae hereby extends its conditional approval of MIC as a direct issuer of mortgage guaranty insurance to the Additional States (as defined below) on a conditional and temporary basis, which conditional approval will automatically terminate no later than December 31, 2013 unless extended in writing by Fannie Mae prior thereto. The conditional approval granted by Fannie Mae herein is subject to, and expressly conditioned upon, the continued compliance by MIC, MGIC and Investment with each of the conditions set forth below (the “Additional State Conditions”), the Approval Conditions, the Extension Conditions (each as defined in the Approval Letter Agreement) and the Requirements (together, the Additional State Conditions, the Approval Conditions, the Extension Conditions, and the Requirements, the “Conditions”). In the event that the any of the Conditions are not met and maintained to Fannie Mae’s satisfaction, Fannie Mae reserves the right to withdraw this conditional approval and immediately suspend or terminate MGIC or MIC in its sole and absolute discretion.

Fannie Mae Conditional Approval for MIC – Additional States
November 30, 2012

Additional State Conditions:

1.	In the event that MGIC is prohibited from writing new business in any Additional State (as defined below) for any period of time as a result of its financial condition, the Companies shall provide written notice to Fannie Mae within two (2) business days of receiving notice of such prohibition, which notice shall identify the applicable Additional State, the effective date of the prohibition, a reasonably detailed description of the reason MGIC can no longer write new business in such Additional State, and a copy of any correspondence with the applicable regulator of such Additional State relating thereto. As of the effective date of the MGIC prohibition, MIC shall be deemed approved to act as a direct issuer of mortgage guaranty insurance policies under the Requirements in regard to such Additional State for a period of sixty (60) days following such date. Upon review of the facts and circumstances of the Companies at such time, Fannie Mae may, in its sole and absolute discretion, extend such conditional approval in regard to such Additional State for an additional period to terminate no later than December 31, 2013. As used herein, the term “Additional States” means each state of the United States, including the District of Columbia and the territories of the United States, other than (i) Wisconsin and (ii) any state included in the definition of Subject Jurisdictions as defined in the Approval Letter Agreement.

2.	MIC will only insure loans that meet (i) Fannie Mae, Freddie Mac, or Federal Home Loan Bank (“GSE”) guidelines, (ii) Housing Finance Authority loans and (iii) jumbo loans that meet GSE guidelines other than those relating to loan amount. In the event that MIC intends to insure loans that do not meet such guidelines, MIC shall provide Fannie Mae thirty (30) days’ prior, written notice during which time Fannie Mae may, in its sole and absolute discretion, terminate its conditional approval of MIC in regard to any Subject Jurisdiction and/or any Additional State.

3.	For the avoidance of doubt, if MGIC is prohibited from writing new business in any state or jurisdiction for any reason other than as a result of its financial condition, MIC shall not be so approved hereunder with respect to such Additional State.

4.	Unless Fannie Mae otherwise agrees in writing, Fannie Mae’s conditional approval of MIC as a direct issuer of mortgage guaranty insurance shall be automatically revoked with regard to any Additional State sixty (60) days after MGIC is permitted to resume writing new business in such Additional State. Such revocation shall apply to the issuance by MIC of new commitments for mortgage guaranty insurance and shall not affect MIC’s ability to issue policies for commitments previously issued or to administer insurance policies previously issued in the Additional State.

5. Notwithstanding anything contained herein or in the Approval Letter Agreement to the contrary, in the event that MGIC is no longer permitted to write mortgage guaranty insurance in the state of Wisconsin on substantially the same basis as it is writing such insurance as of the date hereof for any reason, including, but not limited to, as a result of the revocation of the OCI Waiver (as defined in the Approval Letter Agreement) or any other regulatory action, the conditional approval of MIC granted by Fannie Mae pursuant to the Approval Letter Agreement or this letter shall be automatically revoked without further action by Fannie Mae or any other party.

Fannie Mae Conditional Approval for MIC – Additional States
November 30, 2012

The Approval Letter Agreement is incorporated herein in its entirety by reference.

Unless otherwise earlier terminated pursuant to paragraph 1 above or otherwise revoked, Fannie Mae’s conditional approval of MIC granted hereby shall terminate on December 31, 2013. Thereafter, whether MIC will continue to be approved as a direct issuer of mortgage guaranty insurance policies will be determined under the Requirements as then in effect.

Very truly yours,

FEDERAL NATIONAL MORTGAGE ASSOCIATION

		By:	/s/ John Nichols

		Name: Title:	John Nichols EVP and Chief Risk Officer
Confirmed and accepted
As of November 30, 2012.
MGIC INDEMNITY CORPORATION
By:	/s/ J. Michael Lauer

Name: Title:	J. Michael Lauer EVP and Chief Financial Officer

MORTGAGE GUARANTY INSURANCE
CORPORATION

By:	/s/ J. Michael Lauer

Name: Title:	J. Michael Lauer EVP and Chief Financial Officer

MGIC INVESTMENT CORPORATION

By:	/s/ J. Michael Lauer

Name: Title:	J. Michael Lauer EVP and Chief Financial Officer

For a copy of the Approval Letter Agreement referred to above, see Exhibit 99.3 to MGIC Investment Corporation’s Form 8-K filed with the SEC on January 23, 2012.